11/13/07

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of November 13, 2007 (this “Agreement”), by and between Castle Brands Inc., a Delaware corporation, its subsidiaries and affiliates (the “Company”), and Mark Andrews (the “Chairman”), an individual residing at 30 Sutton Place, New York, New York, 10022;

In consideration of the mutual covenants set forth in this Agreement, the parties hereto agree, effective as of November 15, 2007, as follows:

AGREEMENT:

1. Employment. Subject to the terms of this Agreement, the Company agrees to continue to employ Chairman, and Chairman agrees to accept such continued employment, as the non-executive Chairman of the Board of Directors of Castle Brands Inc. As such, Chairman will have responsibility for such job-related duties as shall be mutually agreed to from time to time by the Chairman on the one hand and the President and Boards of Directors of the Company on the other.

2. Performance of Services. Chairman shall devote such business time, attention, skill and efforts to the performance of his duties under this Agreement as shall reasonably be necessary to carry out his duties hereunder, but shall be free to engage in such other business or occupation during the period of his employment as he may choose; provided, however, that no such activity conflicts with the interests of the Company or interferes with the proper and efficient performance of his duties for the Company. Notwithstanding the foregoing, nothing herein shall preclude Chairman from (i) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) or employee of for-profit companies (other than competitors of the Company) or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing personal and/or family investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Chairman so as not to materially interfere or conflict, individually, or in the aggregate, with the performance of his duties and responsibilities hereunder.

3. Term. Chairman will be employed for a term commencing on the date hereof and ending on May 1, 2010 (the “Term”), unless his employment is terminated prior to the expiration of the Term pursuant to Section 6 hereof.

4. Compensation. During the Term of this Agreement the Company agrees to pay to Chairman:

(a) Salary. Effective November 15, 2007, a salary (the “Base Salary”) at the rate of $298,267 per year, payable in accordance with the Company’s standard payroll practices as in effect from time to time; provided, however, that following November 15, 2008, the Base Salary shall be $100,000 per year. Such Base Salary may be increased (but not decreased) on the basis of periodic reviews, in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

(b) Stock Option Grants. Chairman shall be entitled to such options to purchase Common Stock of the Company as shall be granted by the Compensation Committee of the Board of Directors of the Company.

(c) Incentive Bonus. The Chairman shall be eligible to receive an incentive bonus subject to successful achievement of goals and objectives to be agreed upon by the Chairman and the Compensation Committee of the Board of Directors of the Company.

(d) Other Benefits. Chairman will be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in all profit-sharing, hospitalization, insurance, medical, disability, or other fringe benefit plans generally available to other employees of the Company.

(e) Compliance with Company Policies. The Chairman shall substantially comply with all Company practices, policies and procedures of which he shall have notice (including the Company’s expense policies) as in effect from time to time.

5. Expenses. The Company will reimburse Chairman for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company and affiliates, upon the submission to the Company of appropriate invoices therefor in accordance with the Company’s policies and procedures as in effect from time to time for Company employees.

6. Termination.

(a) Termination by the Company Without Cause. The Company may terminate the employment of Chairman hereunder at any time without Cause (as hereinafter defined). Notice of any such termination must be in writing and will be effective upon receipt by Chairman. In the event that the employment of Chairman is terminated pursuant to this clause (a) prior to November 15, 2008, the Company will continue to pay to Chairman the Base Salary per annum as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, until November 15, 2008. In addition, in the event that the employment of Chairman is terminated pursuant to this clause (a), the annual incentive bonus, if any, described in Section 4(c) will be paid with respect to the year in which termination occurs (pro rated for the portion of the year in which Chairman was so employed). Further, any unvested stock option held by the Chairman that would have become vested if Chairman continued employment for the twenty-four (24) month period following his termination shall vest on the original vesting schedule of such option and such option and any options vested prior to termination will be exercisable for three years following termination.

(b) Termination by the Company for Cause. The Company may terminate the employment of Chairman hereunder for Cause. Executive shall be entitled to thirty (30) days prior written notice of the intent to terminate Executive hereunder and the right to address and/or cure such Cause. Any such notice of intent to terminate for Cause must specify the particular grounds therefor in reasonable detail. In the event that the employment of Chairman is terminated pursuant to this clause (b), the Company will pay to Chairman the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus will be paid with respect to the year in which termination occurs. As used herein, “Cause” means Chairman’s (i) personal dishonesty, (ii) willful misconduct, (iii) breach of fiduciary duty, (iv) failure to substantially perform duties relating to Chairman’s performance hereunder other than any such failure owing to Chairman becoming Disabled (as hereinafter defined) as reasonably determined by a majority of the entire Compensation Committee of the Board of Directors of the Company, after consultation with the President of the Company, (v) conviction of, or the entry by the Chairman of any plea of guilty or nolo contendre to, any felony or other lesser crime that would require removal from his position at the Company (e.g. any alcohol or drug related misdemeanor) or (vi) material breach of any provision of this Agreement as reasonably determined by the Compensation Committee of the Board of Directors of the Company, after consultation with the President; provided, however, that in any of the foregoing circumstances, Executive has failed to cure such Cause within the thirty (30) day period referenced in the second sentence of this Section 6(b). In the event Chairman is terminated for Cause solely pursuant to (iv) or (vi) above, any stock option held by Chairman that is vested at the time of such termination may be exercised until the earlier to occur of (i) the expiration date of such option pursuant to its terms and (ii) one year after such termination. In the event Chairman is terminated for Cause other than solely pursuant to (iv) or (vi) above, any stock option held by Chairman shall immediately expire and no longer be exercisable upon such termination. Chairman shall be entitled to thirty (30) days prior written notice of the intent to terminate Chairman hereunder and the right to address and/or cure such Cause. Any such notice of intent to terminate for Cause must specify the particular grounds therefor in reasonable detail.

(c) Termination by Chairman. Chairman may terminate his employment hereunder (i) at any time without cause or (ii) for Good Reason (as hereinafter defined). Notice of any such termination must be in writing and will be effective 60 days after receipt by the Company. In the event that Chairman terminates employment pursuant to subclause (i) of this clause (c), the Company will pay to Chairman the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus or incentive contribution will be paid with respect to the year in which termination occurs. In the event that Chairman terminates employment hereunder for Good Reason prior to November 15, 2008, Chairman will be entitled to the same salary and bonus payments as would be provided were he to be terminated without Cause pursuant to Section 6(a) above. Further, any stock option held by Chairman that is vested at the time of Chairman’s termination pursuant to this clause (c) will be exercisable for the shorter of five years or the remainder of the original term of such option and any unvested stock option held by the Chairman will vest and will be exercisable for the shorter of five years or the remainder of the original term of such option. As used herein, “Good Reason” means a termination by Chairman of Chairman’s employment hereunder within 90 days after (i) dissolution or divestiture of all or substantially all of the Company’s business, (ii) the Company’s material breach of any provision of this Agreement which is not cured within 30 business days after written notice thereof from Chairman to the Company or (iii) the Chairman’s failure, after nomination and reasonable effort, to be elected as a director of the Corporation.

(d) Termination Upon Death. This Agreement will terminate automatically on the death of Chairman. In the event that the employment of Chairman is terminated pursuant to this clause (d), the Company will pay to the representative of Chairman the amount of all accrued but unpaid Base Salary to the date of such termination, the annual incentive bonus, if any, described in Section 4(c) with respect to the year in which termination occurs (pro rated for the portion of the year in which Chairman was so employed) and an amount equal to the aggregate Base Salary that would have been earned by Chairman in the one-year period between the date of such termination and the first anniversary of such date of termination, after giving effect to Section 4(a), if applicable, had Chairman’s employment continued during such one-year period. Further, any stock option held by Chairman that is vested at the time of death will be exercisable by Chairman’s personal representative or estate for a period of two years from date of death and all unvested stock options held by Chairman shall fully vest and be exercisable for a period of two years from date of death.

(e) Termination by the Company by Reason of Disability. The Company may terminate the employment of Chairman hereunder after Chairman becomes Disabled (as hereinafter defined). Notice of any such termination must be in writing and will be effective thirty days after receipt by Chairman. In the event that the employment of Chairman is terminated pursuant to this clause (e), the Company will pay to Chairman or his representative the amount of all accrued but unpaid Base Salary to the date of such termination less the amount, if any, received by Chairman from any disability insurance maintained by the Company, the annual incentive bonus described in Section 4(c), if any, with respect to the year in which termination occurs (pro rated for the portion of the year in which Chairman was so employed) and the Company will continue to pay to Chairman the Base Salary per annum (as in effect on the date of such termination, but subject to the adjustment in Section 4(a) hereof), in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months following the date of such termination. Further any stock option held by Chairman that is vested at the time of termination for disability will be exercisable for a period of two years from date of such termination for disability and all unvested stock options held by Chairman shall fully vest and be exercisable for a period of two years from date of termination for disability. As used herein, the term “Disabled” means Chairman becoming physically or mentally disabled or incapacitated to the extent that he has been or will be unable to perform his duties hereunder on account of such disabilities or incapacitation for a continuous period of six months as determined by a qualified physician or group of physicians selected by the Company and approved by Chairman or his representative, such approval not to be unreasonably withheld.

(f) Change of Control. A “Change of Control” shall have occurred if: (i) thirty-five percent (35%) or more of the outstanding voting stock of Castle Brands Inc. has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended) other than directly from the Company; (ii) there has been a merger or equivalent combination involving Castle Brands Inc. after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of Castle Brands Inc.; (iii) Castle Brands Inc. sells or disposes of all or substantially all of its assets or; (iv) twenty percent (20%) or more of the members of the Board of Directors of Castle Brands Inc. elected by shareholders are persons who were not nominated in the then most recent proxy statement of Castle Brands Inc. In the event that the employment of Chairman is terminated following a Change in Control, either by the Company without Cause or by Chairman for Good Reason, the Company will continue to pay to Chairman the Base Salary per annum (as in effect on the date of such termination, but subject to the adjustment in Section 4(a) hereof), in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months following the date of such termination. In addition, in the event that the employment of Chairman is terminated pursuant to this clause (f), the annual incentive bonus described in Section 4(c) will be paid to Chairman with respect to the year in which termination occurs (pro rated for the portion of the year in which Chairman was so employed). Further, all unvested stock options will vest without further action on the date of termination and all stock options held by Chairman will be exercisable during the remainder of their original term.

7. Confidentiality.

(a) Chairman will not, at any time following the date of this Agreement, and regardless of whether Chairman continues to be employed by the Company, and if Chairman’s employment has been terminated, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same, any material Proprietary Information (as hereinafter defined). The term “Proprietary Information” means any material information which at the time or times concerns or relates to any aspect of any business that the Company or its subsidiaries are involved in or actively contemplating (the “Business”) and which is confidential and proprietary to the Business. Proprietary Information includes items, materials and information concerning the following: marketing plans or strategies; budgets; designs; intellectual property and trade secrets; and product plans. Notwithstanding the foregoing, “Proprietary Information” does not include any information to the extent it becomes generally known to persons engaged in businesses similar to the Business through no fault of Chairman or any information which Chairman is required to disclose as a result of a subpoena or other legal process.

(b) Upon termination of Chairman’s employment with the Company, Chairman (or his personal representative) must deliver to the Company whatever property described in this Section 7, which is in his possession or control, as the Company may request.

8. Representations and Warranties. Chairman represents and warrants to the Company that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Chairman’s use of any information or Chairman’s execution or performance of this Agreement.

9. Discoveries and Improvements. Chairman acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Chairman, whether by himself, or jointly with others, from the date hereof until the expiration of the Term hereof, reasonably deemed to be directly related to the Business, will be promptly disclosed in writing to the President (or such other officer as the President may designate) of the Company and will be the sole and exclusive property of the Company. Chairman agrees to execute any assignments to the Company or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, copyrights or trademarks at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Chairman further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent, trademark or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, but all expenses thereof will be paid by the Company.

10. Restrictive Covenants.

(a) Chairman acknowledges and agrees that his position with the Business places him in a position of confidence and trust with respect to Proprietary Information. Chairman consequently agrees that it is reasonable and necessary for the protection of the goodwill of the Business that Chairman make the covenants contained herein. Accordingly, Chairman agrees that during the Term of this Agreement and for a period of twelve (12) months after the date of termination of Chairman’s employment hereunder for any reason Chairman will not, without the prior written consent of the Company and provided that the Company continues to make payments to the Chairman in accordance with the provisions of Section 6 (i) employ, solicit or encourage to leave the employ of the Company, or to become employed by any person other than the Company, any employee of the Company, (ii) persuade or attempt to persuade any customer of the Company as of the date of the termination of Chairman’s employment, to cease doing business with, or to reduce the amount of business it does with, the Company or solicit the business of any of the Company’s customers as of the date of the termination of Chairman’s employment hereunder with respect to any product or service which competes with the products and services of the Company as of the date of termination of Chairman’s employment or (iii) compete with the Company as a paid consultant to, or employee of, any venture which competes with the Business within the United States of America. As used in this Section 10, the term Company includes the Company and its subsidiaries.

(b) Chairman has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under Sections 10 and 11 of this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to avoid competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Chairman, would not operate as a bar to Chairman’s sole means of support, are required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the benefit otherwise afforded him by this Agreement.

11. Certain Remedies. The parties hereto acknowledge that in the event of a breach or a threatened breach by Chairman of any of his obligations under Sections 7, 9 or 10 of this Agreement the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Chairman, the Company will be entitled to such equitable and injunctive relief as may be available to restrain Chairman and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, and nothing herein will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12. Notices. All notices hereunder must be in writing and addressed to the Secretary of the Company at 570 Lexington Avenue, 29th Floor, New York, NY 10022 and to Chairman at the address listed above. Each such address for notice may be changed by notice of such change given to the other party hereto. All such notices will be effective upon receipt.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, of the parties hereto or affiliate relating to the subject matter hereof. No amendment, waiver or modification hereof will be valid or binding unless made in writing and signed by the parties hereto (in the case of an amendment or modification) or by the party against whom enforcement is sought (in the case of a waiver).

14. Governing Law/Arbitration. This Agreement will be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, must be promptly settled by arbitration by a panel of three arbitrators in New York, New York, in accordance with the Commercial Rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrator will have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach by Chairman of any provision of Section 7, 9 or 10 of this Agreement, the Company will be entitled to seek an injunction from any court of competent jurisdiction and Chairman hereby submits to the personal jurisdiction of any such court.

15. Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by an arbitrator or court of competent jurisdiction, such provision will be ineffective, but all other parts of this Agreement which can be effected without such illegal part will nevertheless remain in full force and effect.

16. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Chairman will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

19. No Reliance; Opportunity to Consult with Counsel. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise. Chairman acknowledges that he has had an opportunity to consult with an attorney of his choice prior to executing this Agreement.

20. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Chairman except as provided for herein. This Agreement will be binding upon Chairman, his heirs, executors and administrators and upon the Company, its successors and assigns.

21. Entire Agreement. This Agreement, together with any agreements executed by the Company and Chairman in respect of awards under any equity, benefit or welfare plan, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Chairman. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, that certain Amended and

Restated Employment Agreement, dated as of May 2, 2005, by and between the Company and the Chairman.

22. Survival. The provisions of Sections 6, 7, 9, 10, 11, 14, 15, 17, 20, 21 and this Section 22 will survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Castle Brands Inc.			Chairman

By:	/s/ Seth Weinberg		By:	/s/ Mark Andrews
	Name:	Seth Weinberg		Name: Mark Andrews
	Title:	Senior Vice President, General Counsel & Secretary